HUSSMAN INVESTMENT TRUST

                           CERTIFICATE OF DESIGNATION

      The undersigned, being the Secretary of Hussman Investment Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called an Ohio business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by Section
4.2 and Section 7.3 of the Amended and Restated Agreement and Declaration of Trust dated August 1, 2000 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting on June 12, 2008 at which a quorum was present, the Declaration of Trust is amended as follows:

      (1)  There  is  hereby   established  and  designated   Hussman  Strategic
International  Equity  Fund  (hereinafter   referred  to  as  the  "Fund").  The
beneficial interest in the Fund shall be divided into Shares having no par value, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Shares of the Fund shall have the rights and preferences provided in Section 4.2 (a) through 4.2 (l) of the Declaration of Trust.

      (a) AMENDMENT,  ETC.  Subject to the provisions and limitations of Section
7.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Fund, such amendment may be adopted by an instrument signed in writing by a majority of the Trustees (or an officer of the Trust pursuant to the vote of a majority of the Trustees), when authorized to do so by the vote in accordance with Section 5.1 of the Declaration of Trust of the holders of a majority of all Shares of the Fund entitled to vote.

      (b) INCORPORATION OF DEFINED TERMS. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of the State of Ohio.

      The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the State of Ohio and at any other place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has set his hand this 31st day of December, 2009.


                                             /s/ John F. Splain
                                             -----------------------------------
                                             John F. Splain, Secretary